UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2009

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of principal executive offices)

+8610 8216 6688

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On September 7, 2009, AsiaInfo Holdings, Inc. (“AsiaInfo” or the “Company”) entered into a Joint Venture Agreement (the “JV Agreement”) with Alpha Growth International Pte Ltd, a company incorporated in Singapore (“AGI”). AGI is a Singapore-based telecommunications services company with marketing and sales expertise in Southeast Asia.

Pursuant to the JV Agreement, AsiaInfo and AGI will form a joint venture (the “JV”) in Singapore. The JV will have an issued and paid-up share capital of $4,000,000. AsiaInfo will contribute $2,800,000 in cash, representing 70% of the JV’s share capital. AGI will contribute $1,200,000 in cash, representing 30% of the JV’s share capital.

Also pursuant to the JV Agreement, AsiaInfo has the right to elect a majority of the JV’s Board of Directors, which will appoint a Managing Director to manage the JV. In addition, the JV will have a Chief Financial Officer and a team of financial personnel, all of whom shall be appointed by AsiaInfo. AsiaInfo also has a right of first offer and certain call option rights, and AGI has certain put option rights, with respect to the JV shares held by AGI.

In connection with the JV Agreement, the Company and the JV also entered into an Agency Agreement, a Software License Agreement, and a Trademark License Agreement (collectively, the “Ancillary Agreements”). Pursuant to the Ancillary Agreements, the JV will serve as an exclusive agent of the Company to market and distribute AsiaInfo’s telecommunications software and service solutions in certain regions in Southeast Asia until December 31, 2014 or such other date as the Company and AGI may mutually agree.

AsiaInfo believes that this transaction will further its strategy of expanding its telecommunications software and service solutions market outside of China, particularly in Southeast Asia.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press release dated September 10, 2009 announcing the Company’s joint venture arrangement with Alpha Growth International Pte Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: September 10, 2009		/s/ Wei Li
	Name:	Wei Li
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated September 10, 2009 announcing the Company’s joint venture arrangement with Alpha Growth International Pte Ltd.